Exhibit 10.5

EARTHBOUND FARM SENIOR LEADERSHIP & STAFF

2014 SHORT-TERM INCENTIVE COMPENSATION PLAN

Purpose:	To (i) align employee variable cash compensation with the annual objectives of the company, (ii) motivate employees to create sustained shareholder value, and (iii) ensure retention of key employees by ensuring that cash compensation remains competitive.

Participants:	Employees of Earthbound Farm businesses who are in positions to influence and/or control results in their specific areas of responsibility and/or the company. See “Eligibility.”

Payout Criteria:	The criteria for payment to Participants under this Plan and the weighting of such criteria is based on individual target incentive percentages, performance against financial targets, and performance against individual objectives as set forth below.

Participant Group	Components and Weightings *

Earthbound Farm Senior Leadership, including: • President, Earthbound Farm • Direct reports to the President (the “SLT”), including Brand Presidents

•   80% Financial Objectives, which is comprised of:

•   40% = Earthbound Farm Operating Income

•   20% = Earthbound Farm Net Sales

•   20% = EPS of The WhiteWave Foods Company (excluding the impact of the China joint venture)

•   20% Individual Objectives

All Earthbound Farm staff not covered by another STI plan, including: • Direct reports of the SLT • Participants below the direct reports of the SLT

•   80% Financial Objectives, which is comprised of:

•   40% = Earthbound Farm Operating Income

•   20% = Earthbound Farm Net Sales

•   20% = Team or Function-specific Objectives – these specific Objectives and the weighting of each individual Objective will be set by the appropriate SLT member or the Participant’s manager.

•   20% Individual Objectives

*	The specific 2014 target for the Financial Objectives were approved by the Compensation Committee of WWAV’s Board of Directors and are contained in the minutes of the meeting at which the Plan was approved.

Payout Scales:	The financial payout factor is 0% - 200%, based on actual performance against approved objectives, with threshold performance in excess of 90% of target (95% of target for net sales) required for payout. The individual objective factor is 0% - 200% of actual performance against approved objectives. All awards earned under this plan will be paid in cash.

Objectives Performance Payout Factor:	Approved financial objectives and the range of performance for each objective for the Plan Year, along with the corresponding payout factor scale based on actual performance, will be included in the Administrative Guidelines for the Plan. The Plan Year for the 2014 STI is the same as the fiscal year of The WhiteWave Foods Company (“WWAV” and, together with WWF Opco, the “Company”). Each financial objective shall be computed on an adjusted basis, if applicable, as reported in the Company’s earnings press release for the full fiscal year.

Individual Objectives:	Each Plan Participant maintains a 20% objective against the attainment of certain specified individual objectives as determined by the Participant’s manager and /or the Compensation Committee of the WWAV Board of Directors (the “Compensation Committee”). Actual earned awards are based on the individual’s performance rating under the Performance Management Process and the determination of final percentage targets against which the 20% will apply.

Adjustment of Targets / Actuals:

The following types of transactions will be excluded from the calculation of the Company’s actual financial results as measured against the Financial Objectives, if the transaction is material and was not included in the Company’s 2014 annual operating plan: (i) business acquisitions, mergers, consolidations and investments in joint ventures consummated during 2014, and (ii) the impact of any material capital transaction, including without limitation equity offerings or capital restructurings, completed during 2014; provided, however, that the Compensation Committee reserves the right, in its discretion, to include any of such transactions to prevent undue and/or unintended impacts.

Upon the recommendation of the CEO, the Compensation Committee may (but has no obligation to) adjust the criteria, targets, actuals, or payout scale upon the occurrence of extraordinary events or circumstances or to prevent undue and/or unintended impacts.

Determination of Individual Target Incentive:	Individual target incentives for specific positions are defined by Earthbound’s job architecture. The Company may make adjustments to an individual’s target incentive based on market conditions or business requirements, as necessary.

Definitions:

•   “Disability” is defined as permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Service Code (“Code”).

•   “Retirement” is defined as (i) age fifty-five (55), so long as the Participant has completed at least ten (10) years of continuous service immediately prior to retirement, or (ii) age sixty-five (65).

•   “Actively Employed” means that the Participant’s employment must not have been terminated prior to the identified date.

Eligibility:

Eligibility is determined by Earthbound’s job architecture, or as approved by the Executive Vice President, Human Resources, or his designate. Only regular, full time employees are eligible to participate.

Participants must be actively employed by the Company both on the last working day of the Plan Year and on March 1, 2015 in order to receive an incentive award, except as otherwise provided by State law.

A Participant is disqualified from receiving any incentive award (financial and / or individual) under the Plan if: (1) the Participant receives a Significantly Below Target (or equivalent) performance rating for the Plan Year or (2) the Participant is terminated for Cause, as defined below, at any point between the last working day of the Plan Year and the date the incentive award is paid, except as otherwise provided by State law.

If a Participant dies, becomes disabled, or retires prior to the payment of awards, or if a Participant’s job is eliminated and such job elimination makes the Participant eligible to receive benefits under a severance plan or policy of the Company, the Participant may receive a payout, at the time other incentive awards are paid, based on actual time in the position and actual results of the Company. Eligibility and individual target amounts may be prorated.

A Participant’s year-end base salary will be used to calculate the incentive award, in the case of those individuals actively employed by the Company on the last working day of the Plan Year. A Participant’s base salary at the time of death, disability, retirement, or job elimination will be used to calculate the pro-rated incentive award in those specific circumstances.

All prorations of incentive awards will be calculated based on whole months of participation. If an employee becomes eligible to participate in the Plan, transfers between Plans, changes target participation in the Plan, or becomes ineligible to participate in the Plan between the first day of the month and the 15th of the month, the incentive award will be calculated based on full month participation. If the eligibility change occurs between the 16th of the month and the end of the month, the incentive award will be calculated beginning with the full calendar month following the change. Employees hired after December 15th of the Plan Year are not eligible for any incentive award for that Plan Year.

“Cause” Defined:	For purposes of this Agreement, “Cause” means a Participant’s (i) willful failure to substantially perform a Participant’s duties; (ii) willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of the Company; (iii) conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) breach of any written covenant or agreement with the Company, any material written policy of the Company or any Company code of conduct or code of ethics, or (v) failure to cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding.

Repayment Provision:	The Participant in this Plan agrees and acknowledges that this Plan is subject to any policies that the Compensation Committee may adopt from time to time with respect to the repayment to the Company of any benefit received pursuant to this Plan, including “clawback” or set-off policies.

Administration of the Plan:	The Compensation Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of this Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of this Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all Participants. The Compensation Committee may delegate to WWAV’s Chief Executive Officer and/or Executive Vice President, Human Resources, the power and authority to administer awards under this Plan with respect to individuals who are not executive officers of WWAV, pursuant to such conditions and limitations as the Compensation Committee may establish and consistent with applicable law.

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